Exhibit 10.12
Master License and Services Agreement
This Mutual License and Services Agreement (hereinafter referred to as the “Agreement”) is entered into as of the date of signature set forth below, to document an arrangement in place by and among SimilarWeb Ltd., an Israeli company with offices located at 23 Menachem Begin Rd. Tel Aviv, Israel (hereinafter “SimilarWeb”) and SimilarTech Ltd. an Israeli company with offices located at 23 Menachem Begin Rd. Tel Aviv, Israel (hereinafter “Licensee”), Yaniv Hadad and Eyal Weiss (the “Licensee Founders”) (each, a “Party” and collectively, the “Parties”), which arrangement has been in place among the Parties since June, 2014 (the “Effective Date”).
WHEREAS, SimilarWeb is the exclusive owner of certain technologies as set forth in Schedule A attached hereto (“SimilarWeb IP”).
WHEREAS, SimilarWeb is the holder of 40% of the issued and outstanding share capital of the Licensee on a fully diluted basis as of the date of its inception;
WHEREAS, Licensee is the exclusive owner of the technologies set forth in Schedule A1 attached hereto (“SimilarTech IP”).
WHEREAS, the Parties have agreed to obtain certain services from each other and to further grant certain licenses for certain data and information from each other as set forth in the terms of this Agreement subject to the terms and conditions of this Agreement;
NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
1.    API License; Domain Name; Services
1.1    SimilarWeb hereby grants to Licensee a non-exclusive, non transferable, non-sublicensable, worldwide license, subject to the terms and conditions hereunder including, without limitation, of Section 8 (Termination) below, to access the SimilarWeb API defined in Schedule A hereto (“SW License”) for Licensee’s research and development activities and operation solely in the field of analyzing and identifying technologies used by internet websites and any associated or related business (“Purpose”). The SW License is subject to SimilarWeb customary API license agreement, a copy of which is attached hereto as Schedule A2. The monthly fee to be charged to and paid by SimilarTech for the SW License (the “SW License Fee”) as of the Effective Date hereof is set forth in Schedule A2.
1.2    SimilarWeb agrees to transfer to the Licensee the ownership of the domain name www.similartech.com (“SimilarTech Domain”). Licensee shall bear all expenses associated therewith and shall be solely liable for the SimilarTech Domain, its content and activities. Licensee shall not sell, transfer, license or otherwise dispose of the SimilarWeb - SimilarTech - License & Svcs Agrmt (Nov 24 16) SimilarTech Domain without SimilarWeb’s prior written consent which shall not be unreasonably withheld.
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1.3    SimilarWeb will provide Licensee with certain services as set forth in Schedule B (“IT Services”) in a scope and, for consideration, to be agreed upon by the parties from time to time in writing and in any event, shall not reduce or withhold the IT Services without providing a 60 day prior-written notice detailing the reason for such reduction or withholding. The monthly fee to be charged to and paid by SimilarTech for the IT Services (the “IT Services Fee”) as of the Effective Date hereof is set forth in Schedule B.
1.4    Licensee shall not be entitled to grant sublicenses under this Agreement to any third party, without SimilarWeb’s prior written consent which shall not be unreasonably withheld.
1.5    Licensee and the Licensee Founders undertake and warrant not to use the SW License for any purpose other than the Purpose and expressly shall not allow any third party, except for Licensee’s employees and partners, to use the SW License, and without derogating from the foregoing shall not use the SW License in a manner competing directly or indirectly with SimilarWeb’s products or services as of the Effective Date or any such products or services that will be offered in the future by SimilarWeb which are known to Licensee during the term of the SW License. Other than the limited SW License, nothing in this Agreement shall be construed as granting Licensee any right, title or interest in and to the SimilarWeb IP or any other intellectual property or technology of SimilarWeb.
2.    Licensee Undertakings and Services
2.1    Licensee and Licensee Founders hereby undertake and warrant during the term of this Agreement to continue to maintain, support, improve and upgrade the SimilarWeb IP as may be reasonably required by SimilarWeb (“Services”). The monthly fee to be charged to and paid by SimilarWeb for the Services (the “Services Fee”) as of the Effective Date hereof is set forth in Schedule C.
2.2    Licensee will allow SimilarWeb access to any and all data and information collected by Licensee, and for such data and information to be used by SimilarWeb in its discretion and for its own business purposes but not for the purpose of directly competing with Licensee ( “Licensee License”). Licensee warrants that it has the right to grant the rights hereunder and has obtained and shall continue to obtain all authorizations, permits and consents required by applicable laws and regulations in connection therewith. Without derogating from the foregoing, Licensee shall ensure that its terms and conditions for use of its products and services allow Licensee to share the data and information with SimilarWeb as aforesaid. The monthly fee to be charged to and paid by SimilarWeb for the Licensee License (the “Licensee License Fee”) as of the Effective Date hereof is set forth in Schedule D.
3.    Consideration
3.1    Since the Effective Date and thereafter throughout the period until the date of signature of this Agreement, the consideration for the Services and Licensee License to
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be paid by SimilarWeb, and the consideration to be paid by Licensee for the SW License and IT Services, are as set forth in Schedule E.
3.2    At the beginning of each calendar month, Each Party will issue an invoice to the other Party in connection with the services and license provided to the other Party. Such invoice will be paid or setoff against other debt of the other Party within 30 days from receipt of such invoice.
3.3    Upon issuance of a notice from SimilarWeb that the Services are no longer required, SimilarTech shall cease performing the Services and shall no longer charge SimilarWeb for such Services. Upon issuance of a notice from SimilarTech that the IT Services are no longer required, SimilarWeb shall cease performing the IT Services and shall no longer charge SimilarTech for such IT Services. Both parties shall comply with all applicable laws and regulation (including without limitation applicable data protection and privacy laws) when using the SW License, the Licensee License or Service or otherwise conducting their business.
4.    Modifications
To the extent that during the provision of the Services provided by Licensee, new ideas, inventions, updates, improvements, derivatives or modifications to the SimilarWeb IP are conceived, developed or created (jointly referred to as “Modifications”), all rights, title and interest in and to such Modifications and all Intellectual Property Rights (hereinafter defined) in connection therewith are upon creation thereof solely owned by SimilarWeb and shall at all times be deemed part of the SimilarWeb IP. Licensee hereby assigns to SimilarWeb all right, title and interest in such Modifications and in any Intellectual Property Rights associated therewith. Licensee and Licensee Founders further irrevocably waive any and all rights in and to the Modifications (including without limitation right to remuneration and moral rights) and undertake to execute any document or instrument that may be required by SimilarWeb for the purpose of effectuating its ownership in such Modifications to the SimilarWeb IP within 2 business days of request by SimilarWeb. “Intellectual Property Rights” means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.
5.    Representations and Warranties
Each Party represents and warrants that:
5.1    Corporate Power. It is duly organized and validly existing under the laws of the State of Israel and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
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5.2    Due Authorization. The execution and delivery of this Agreement and the performance by of its obligations hereunder have been duly authorized by all requisite corporate action and do not violate its articles of association, its internal regulations and any other organizational documentation. The Person executing this Agreement has been duly authorized to do so by all requisite corporate action.
6.    Intellectual Property Rights
6.1    Other than the explicit rights granted in respect of the Sections 1.1. and 1.2 above, nothing in this Agreement shall be construed or interpreted as granting Licensee any rights or licenses, including any rights of ownership or any other proprietary rights in or to the SimilarWeb IP. Licensee acknowledges that all ownership of and proprietary rights in and to the SimilarWeb IP Rights (and any derivative works thereof) and all Intellectual Property Rights in connection therewith are vested in SimilarWeb and Licensee shall not acquire, under any circumstances, any right of or proprietary right in or to the SimilarWeb IP (and any derivative works thereof). Licensee agrees to assist SimilarWeb to the extent reasonable in the procurement of any registration for or protection of the SimilarWeb IP or to protect any of the SimilarWeb IP.
Other than the explicit rights granted herein nothing in this Agreement shall be construed or interpreted as granting SimilarWeb any rights or licenses, including any rights of ownership or any other proprietary rights in or to the SimilarTech IP. SimilarWeb acknowledges that all ownership of and proprietary rights in and to the SimilarTech IP (and any derivative works thereof excluding the SimilarWeb IP) are vested in Licensee and SimilarWeb shall not acquire, under any circumstances any right of or proprietary right in or to the SimilarTech IP (and any derivative works thereof).
6.2    Licensee shall immediately notify SimilarWeb in the event that during the term of this Agreement (i) any infringement of the SimilarWeb IP Rights comes to the attention of Licensee, or (ii) if Licensee becomes aware of any third party’s claim of infringement. Licensee acknowledges and agrees that it has no right to enforce, commence or prosecute any right, claim or suit with regard to any such claim of infringement of the SimilarWeb IP. Licensee further acknowledges and agrees that SimilarWeb may commence or prosecute any claims or suits it deems necessary, in SimilarWeb’s sole discretion and expense, to protect the SimilarWeb IP and its rights therein and thereto; and that SimilarWeb may file such suits or claims in SimilarWeb’s name, in the name of Licensee, or in the name of SimilarWeb together with Licensee and Licensee shall provide, in each case, all requested evidence, testimony and support and to fully cooperate with SimilarWeb.
6.3    Licensee shall not, and shall not instruct, or authorize agents or customers to (i) sell, lease, encumber, sublicense, modify, alter, reverse engineer, decompile or disassemble the SimilarWeb IP, or (ii) permit any third party to license, sublicense, distribute, assign, or otherwise transfer in any way the SimilarWeb IP.
6.4    Except with respect to any and all data received by SimilarWeb from Licensee, SimilarWeb shall not, and shall not instruct, or authorize agents or customers to (i) sell,
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lease, encumber, sublicense, modify, alter, reverse engineer, decompile or disassemble the SimilarTech IP, or (ii) permit any third party to license, sublicense, distribute, assign, or otherwise transfer the intellectual property of Licensee without Licensee’s written approval.
7.    Warranty and Limitation of Liability
EXCEPT AS SET FORTH UNDER THIS AGREEMENT, EACH PARTY DOES NOT MAKE, AND HEREBY EXCLUDES AND DISCLAIMS, ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), INCLUDING WITHOUT LIMITATION, WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPATIBILITY WITH THIRD PARTY PRODUCTS, PROFITABILITY OR MARKETABILITY OF THE SIMILARWEB IP RIGHTS OR THE SIMILARTECH IP. TO THE EXTENT THAT ANY JURISDICTION DOES NOT ALLOW THE EXCLUSION OF CERTAIN IMPLIED WARRANTIES, THE EXCLUSIONS OF EACH PARTY’S WARRANTY IN THIS LIMITED WARRANTY SECTION SHALL APPLY IN SUCH JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. THIS AGREEMENT DOES NOT EXCLUDE ANY WARRANTIES THAT MAY NOT BE EXCLUDED BY LAW AND ANY LIABILITY ARISING HEREUNDER SHALL BE LIMITED TO THE CORRECTION OR REPLACEMENT OF THE APPLICABLE TECHNOLOGY AT SIMILARWEB’S OPTION AND AT LICENSEE’S EXPENSE.
IN NO EVENT SHALL SIMILARWEB BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY LICENSEE , WHETHER IN AN ACTION IN CONTRACT OR TORT, IN ANY WAY ARISING FROM THIS AGREEMENT, EVEN IF SIMILARWEB OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SIMILARWEB’S LIABILITY IN ANY EVENT AND UNDER ANY CIRCUMSTANCES, SHALL NOT EXCEED USD 1,000.
8.    Termination
8.1    Termination. Each Party shall be entitled to terminate this Agreement at any time after the occurrence of one of the following events:
(a)    the initiation by the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, which are not dismissed or otherwise resolved in its favor within thirty (30) days thereafter;
(b)    Licensee’s dissolution or ceasing to conduct business as conducted prior to such event.
(c)    A material breach by the other Party of the terms and conditions of this Agreement which has not been fully cured within 30 days advance written notice;
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(d)    Any sale of majority of the issued and outstanding share capital of the Party to a third party; any merger or other reorganization in which the shareholders of the Party prior to such transaction are not holding the majority of the Party’s issued and outstanding share capital following such transaction; any sale of all or substantially all of the Party’s assets.
(e)    The Parties do not reach an agreement of the consideration to be paid for the License as set forth in Section 3.3 above; and
SimilarWeb shall be entitled to terminate this Agreement if any of the Licensee Founders has terminated his engagement or employment with the Licensee.
8.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 above, the SW License granted to Licensee under this Agreement shall expire. Licensee shall immediately cease using the SimilarWeb IP and shall promptly return or delete all copies of the SimilarWeb IP (including any source code) provided hereunder in its possession or control. It is hereby clarified that the IT Services will remain in full force for the period of 60 days following the termination.
8.3    Survival. The termination or expiration of this Agreement shall in no event terminate or prejudice: (a) any right or obligation arising out of or accruing under this Agreement attributable to events or circumstances occurring prior to such termination; (b) any provision which by its nature is intended to survive termination or specifically provided to survive termination, including the provisions of Sections 6 (Intellectual Property Rights), 7 (Warranty and Limitation on Liability), 8 (Termination), 9 (Indemnity) and 10 (General).
9.    Indemnity
9.1    Licensee shall indemnify, defend compensate, indemnify and hold harmless SimilarWeb and its officers, employees, shareholders, affiliates, subcontractors and agents from and against third parties’ (including without limitation customers and end-users) claims, actions, suits, demands, loss of profit or goodwill, damage, liability, cost and expense including without limitation attorneys’ fees and expenses (jointly “Damages”) arising out of any claims and against any and all claims, demand, actions, litigations and proceedings raised by third parties (“Claims”) that have direct and/or indirect relation with the use of the License and/or any infringement of the SimilarWeb IP contemplated in this Agreement or any agreements/documents signed pursuant to this Agreement, by Licensee, including without limitation, its employees and/or anyone acting on its behalf and/or end users. SimilarWeb shall indemnify, defend compensate, indemnify and hold harmless Licensee including Licensee’s officers, employees, shareholders and agents from and against third parties’ (including without limitation customers and end-users) Damages arising out of any that have direct relation with the IT Service or the SW License.
9.2    In the event that any Claim is not issued against SimilarWeb but is issued against Licensee, Licensee undertakes that it shall promptly notify SimilarWeb in writing about
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it, shall keep SimilarWeb updated and shall coordinate and consult with SimilarWeb in advance concerning everything relating to it including the handling of it and per SimilarWeb’s request, shall allow SimilarWeb, at SimilarWeb’s own expense to actively participate and/or handle and control the defense with their full cooperation and assistance and in any event shall obtain the written approval of SimilarWeb, that shall not be unreasonably withheld, before giving any consent in respect of the same. Notwithstanding the above provision, SimilarWeb may, at its option and at Licensee’s sole cost and expense undertake the defense thereof by counsel of its own choosing.
10.    General
10.1    Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Exclusive jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach thereof shall be only in the court with competent jurisdiction located in the district of Tel Aviv.
10.2    Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, agreements, writings and all other communications or arrangements between the Parties. It may not be released, discharged, or modified except by an instrument in writing signed by a duly authorized representative of each of the Parties.
10.3    Independent Contractors. It is expressly agreed that the Parties are acting hereunder as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose as a result herefrom. This Agreement shall not be construed as authority for either Party to act for the other Party in any agency or other capacity, or to make any representations or commitments of any kind for the account of or on behalf of the other. Each Party agrees that it shall not, at any time, make any representation concerning the other Party without prior written consent. Neither Party shall not disclose and shall keep in strict confidence the terms of this Agreement and the information provided by the other Party pursuant to the terms of this Agreement. In addition, Licensee shall use the License only for the purpose of and in accordance with the terms of this Agreement. Without derogating from the above provisions, other than as permitted hereunder, no rights or licenses are granted: to Licensee, expressly or by implication, to use the name “SIMILARWEB” or any trademark or trade name owned by SimilarWeb; or (b) to SimilarWeb to use the name “SIMILARTECH” or any trademark or trade name owned, used or known by Licensee.
10.4    Assignment. This Agreement and any right or entitlement of Licensee arising hereunder may not be assigned by Licensee without the prior written consent of SimilarWeb, that shall not be unreasonable withheld, and any such assignment shall be null and void. Any suggested or purported assignment in breach of this provision shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, SimilarWeb may assign its rights and/or obligations hereunder, without the consent of Licensee to any
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assignee or any third party that will purchase all or substantially all of SimilarWeb’s business (or that portion of its overall business of which this Agreement is a part) or in the event of a merger, consolidation, sale of all, or substantially all of its securities or assets or involvement in a similar transaction.
10.5    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.
10.6    Waiver. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that breach or any other provision hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.

SimilarTech Ltd.

Signed:	/s/ Yaniv Hadad		Signed:	/s/ Eyal Weiss

By:	Yaniv Hadad		By:	Eyal Weiss

Title:	Chief Executive Officer		Title:	Chief Technology Officer

Date:	November 24, 2016		Date:	November 24, 2016

SimilarWeb Ltd.

Signed	/s/ Or Offer

By:	Or Offer

Title:	Chief Executive Officer

Date:	November 24, 2016

Founders:

/s/ Yaniv Hadad
Yaniv Hadad
	Date:	November 24, 2016

/s/ Eyal Weiss
Eyal Weiss
	Date:	November 24, 2016

SimilarWeb – SimilarTech – License & Svcs Agmt (Nov 24 16)